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                          April 10, 2023

       Steven Reinharz
       Chief Executive Officer
       Artificial Intelligence Technology Solutions Inc.
       10800 Galaxie Avenue
       Ferndale , Michigan 48220

                                                        Re: Artificial
Intelligence Technology Solutions Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 31,
2023
                                                            File No. 333-271031

       Dear Steven Reinharz:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Marion Graham, Staff Attorney, at 202-551-6521 or Larry Spirgel, Office
       Chief, at 202-551-3815 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Technology